Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 26th day of November, 2021, to be effective as of the Commencement Date (as defined below), between Biostage, Inc., a Delaware corporation (the “Company”), and David Green (“Executive”). For purposes of this Agreement the “Company” shall refer to the Company and any of its predecessors.

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of this Agreement shall extend from November 26, 2021 (the “Commencement Date”) until terminated by the Company or the Executive in accordance herewith. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the “Period of Employment.”

2. Position and Duties. During the Period of Employment, Executive shall serve as the Interim Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors (the “Board”) of the Company, provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time.  Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may: (a) serve on other boards of directors, with the approval of the Board; (b) manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; and (c) Executive’s participation in civic and charitable activities, including as a member of a board of a civic or charitable organization, as long as in each case such management, ownership, or service does not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement or otherwise breach any obligations of Executive to the Company.

3. Compensation and Related Matters.

(a) Base Salary. Executive’s initial annual base salary shall be $2,964 per month, which annualizes to Thirty Five Thousand Five Hundred Sixty Eight Dollars ($35,568). Executive’s base salary shall be reviewed annually by the Board or a Committee thereof; provided, however that the annual base salary shall not be lower than $35,568 without the Executive’s consent. Such base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal installments on a bi-weekly or more frequent basis, subject to tax and other applicable withholdings.

(b) Options. Subject to the terms and conditions of the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), and the Executive’s timely execution of a stock option agreement evidencing the option grant, the Company will grant the Executive as of the Commencement Date (i) an option to purchase 106,884 shares of Common Stock (the “Time Based Grant”) and (ii) an option to purchase up to 267,210 shares of Common Stock (the “Milestone Grant”). With respect to the Time Based Grant, the option shall vest monthly in twelve (12) equal monthly installments on each monthly anniversary of the Commencement Date. With respect to the Milestone Grant, the option shall vest in three (3) increments, two for 30% of the shares each and the third for the remaining 40% of the shares, each such vesting subject to certain performance milestones to be determined by the Board of Directors. The options that comprise the Time Based Grant and the Milestone Grant shall be non-qualified stock options, and such grants shall each be subject to the Plan and this Agreement.

(c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Code and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(d) Other Benefits. Executive shall be eligible to participate in such other incentive compensation plans as the Board or a Committee thereof shall determine from time to time for key management or highly compensated employees of the Company under Employee Retirement Income Security Act of 1974, as amended. Notwithstanding anything herein to the contrary, the Executive may decline coverage under any Employee Benefit Plan of the Company to which he might otherwise be entitled, except as otherwise required by law.

(e) Vacations. Executive shall be entitled to twenty (20) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year.  Unless otherwise expressly permitted by the Company, any unused vacation days at the end of the calendar year shall be forfeited. Executive shall also be entitled to all paid holidays provided by the Company to its executives. Notwithstanding anything herein to the contrary, Executive shall be paid any accrued and unused vacation upon his separation of employment with the Company, if and as protected by applicable law.

(f)  Directors and Officers Insurance and Indemnification. The Company shall also carry reasonable and customary D&O liability insurance coverage for the benefit of its officers and directors, including Executive, during the entire term of this Agreement and for a customary tail period following the termination of Executive’s employment or service as a member of the Board. Executive shall be entitled to be indemnified by the Company to the fullest extent permitted by the applicable state law and consistent with Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated By-laws, each as amended.

4. Unauthorized Disclosure.

(a) Confidential Information. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge concerning the Company’s and its affiliates’ and predecessors’ business (collectively the “Confidential Information”). The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall inform the Company of such event within 24 hours of receiving notice of the court order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in any industry in which the Company does business (including without limitation the regenerative medicine industry, the “Industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Industry or has been published in a form generally available to the Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during his employment with the Company and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

(b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive’s heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

(c)  Defend Trade Secrets Act Whistleblower Immunity. Executive acknowledges and understand that Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

5. Covenant Not to Compete or Solicit or Hire. In consideration for Executive’s employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that

(a) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter (the “Non-Competition Period”), Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that produces or develops products that compete or may compete directly with any of the Company’s products which are produced or being developed by the Company or any affiliate of the Company during the last two (2) years of your employment by the Company or which the Company or any affiliate of the Company has active plans to produce or develop as of the date of Executive’s termination of employment with the Company during the last two (2) years of your employment by the Company, in any area or territory in which Executive performed services on behalf of the Company or had a material presence or influence in the two years immediately preceding the termination of your employment with the Company or in which the Company or any affiliate of the Company conducts or has active plans to conduct operations as of the date of the Executive’s termination of employment with the Company; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Industry. This Section 5(a) shall not apply to you in the event Executive’s employment is terminated by the Company without Cause. In consideration of your agreement not to compete during the Non-Competition Period, the Company shall pay you an amount equal to fifty percent (50%) of your highest annualized base salary in the two years immediately preceding the commencement of the Non-Competition Period, to be paid in accordance with the Company’s normal payroll practices. For the purposes of this subsection 5(a), “highest annualized base salary” shall mean the highest averaged amount of compensation paid to Executive for any twelve month period during the two year period immediately preceding commencement of the Non-Competition Period, but shall not include any other form of compensation, including but not limited to, commissions, bonuses, reimbursement of expenses, travel discounts or other fringe benefits; and

(b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not hire or employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to hire or employ any employee of the Company.

Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. Executive acknowledges and agrees that the terms and conditions of this Paragraph 5 are reasonable with respect to its duration, geographic area and scope.

Executive acknowledges that full compliance with the terms of this Agreement is necessary to protect the significant value of the Confidential Information and the customer and business goodwill of the Company. Executive acknowledges that if he breaches this Agreement, the Company will be irreparably harmed and money damages will not be an adequate remedy. As a result, Executive agrees that, in the event Executive breaches or threatens to breach any of the terms or provisions of this Agreement, the Company shall be entitled to a preliminary or permanent injunction, without posting a bond or other security, in order to prevent the continuation of such harm. Executive acknowledges that nothing in this Agreement will prohibit the Company from also pursuing any other remedy and all remedies are cumulative. Executive agrees that the one-year restrictive period under Sections 5(a) and (b) shall be respectively tolled for the same period in the event that Executive engages in the prohibited conduct prior to the Company’s discovery of such violation. If Executive breaches his fiduciary duty to the Company or unlawfully takes, physically, or electronically, property belonging to the Company, the one year restrictive period set forth in Sections 5(a) and (b) shall be extended to twenty-four (24) months.

6.  Termination.

(a)       At any time during the Period of Employment, the Company or the Executive may terminate Executive’s employment hereunder.  Any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto and shall be effective on the Date of Termination, which shall mean the date on which Notice of Termination is given or such later date as the Company or Executive delivering the Notice of Termination may specify in the Notice of Termination.

(b)       Separation from Service. Notwithstanding anything herein to the contrary, to the extent necessary to comply with Section 409A of the Code, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A and Treasury Regulation §1.409A-3(a)(1). For the avoidance of any doubt, in the event of termination of Executive’s employment for any reason other than death or disability, Executive shall remain a director of the Company following such termination and shall continue to provide service to the Company in connection with such role.

(c)       Resignation. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company or any of its subsidiaries and a director of any of such subsidiaries (but for the avoidance of any doubt, not as a director of the Company), and the Executive will execute any resignation that may be requested by the Company supplement this Agreement as evidence of such resignation. For the avoidance of any doubt, in the event of termination of Executive’s employment for any reason other than death or disability, Executive shall remain a director of the Company following such termination.

7. Compensation Upon Termination. If Executive’s employment terminates for any reason, Company shall pay the Executive, within sixty (60) days of the Date of Termination or as required by applicable law, Executive’s (a) accrued and unpaid Base Salary to the Date of Termination, (b) accrued and unused vacation, and (c) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (collectively, the “Accrued Obligations”).

8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At his home address as shown

in the Company’s personnel records;

if to the Company:

Biostage, Inc.

84 October Hill Road, Suite 11

Holliston, Massachusetts 01746

Attention: Board of Directors of Biostage, Inc.

with a copy to:

Josef B. Volman

Burns & Levinson LLP

125 High Street

Boston, MA 02110

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement.

10. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by final, binding, and confidential arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction or other equitable relief without the need to post a bond or provide other security in the Superior Court or business litigation session located in Suffolk County or at the option of the Company, in the county where the Executive resides to prevent any continuation of any violation of Paragraph 4, 5, 21, 22 or 23 any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.

14. Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of confidential information belonging to or obtained from any such previous employment or other party.

15. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company so long as such cooperation shall not materially and adversely affect Executive or expose Executive to civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis at a rate equivalent to the hourly rate of the Company’s existing Chief Executive Officer at the time of such cooperation calculated using a forty (40) hour week over fifty-two (52) weeks for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all reasonable costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys’ fees and costs.

16. Section 409A of the Code.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. Each payment of severance pay or other compensation under this Agreement is a separate payment for purposes of section 409A of the Code. To the extent necessary to comply with Section 409A, if the period for considering and executing the Release under this Agreement spans or could span two calendar years, then the severance or payment will not be made or commence until the later calendar year.

(b) The parties intend that any deferred compensation payable under this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. The parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to place Executive in the same or a substantially equivalent economic position.

(d) Notwithstanding anything herein to the contrary, if Section 409A of the Code is applicable to any deferred compensation hereunder, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Code, and Treasury Regulation §1.409A-3(a)(1) and §1.409A-1(h).

17. Recoupment. Notwithstanding anything herein to the contrary, Executive may be required to forfeit or repay any or all compensation received by Executive under this Agreement pursuant to the terms of any compensation recovery, recoupment or claw-back policy that may be adopted by or applicable to Company executives with respect to or under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

18. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4, 5, 7, 8, 20, 21, 22 and 23 of this Agreement, and any other Sections of this Agreement that must survive the termination of employment or expiration of the Agreement in order to effectuate the intent of the parties, shall survive termination of Executive’s employment or expiration of the Agreement.

19. Review. Executive understands that he has the right to consult with counsel prior to signing this Agreement and has either availed himself of that right or knowingly, willfully and freely decided not to do so. Executive acknowledges that this Agreement was provided to Executive before or with the formal offer of employment.

20. Binding Nature of Agreement. This Agreement shall be binding upon the Executive and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Executive and the Company and to their heirs, administrators, representatives, executors, successors, and assigns.

21. Ownership of Inventions and Works of Authorship. Executive acknowledges that all ideas, developments, processes, discoveries, inventions, improvements, suggestions, derivations, modifications, methods, programs, concepts, works, reports, procedures, data, documentation, writings, and applications, whether they are patentable or not, which are made, devised, conceived, reduced to practice, developed or perfected by Executive alone or with any other person or persons during the term of Executive’s employment by the Company which relate to or arise out of the actual and/or anticipated business activities of the Company and which were created using any Company resources of any kind, including other employees or by virtue of having access to and/or using Confidential Information (“Inventions”) will be the sole and exclusive property of the Company. Executive further acknowledges that all Inventions and original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (“Works”) and are solely and exclusively owned by the Company. Executive agrees to disclose to the Company promptly and fully all Inventions and Works. For all Inventions, and to the extent that any Works are not “works made for hire,” Executive hereby assigns and agrees to assign to the Company all Executive’s right, title and interest in and to all Inventions and such Works and all associated goodwill. Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention. Executive agrees to cooperate with and assist the Company, or its designee, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and related goodwill, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company’s duly authorized officers as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. Notwithstanding the foregoing, any provision in this Agreement requiring Executive to assign or license, or to offer to assign or license, Executive’s rights in any Development to the Company does not apply to an invention or work of authorship that Executive developed entirely on Executive’s own time without using or referring to the Company’s resources, equipment, supplies, facilities, or Confidential Information, except for those inventions or works of authorship that either: (a) at the time of creation, conception or reduction to practice of the work or invention relate to the Company’s business, or to actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company; in which cases such provisions do apply. Executive acknowledges that Executive bears the burden of proving that an invention or work of authorship is so exempt from the assignment provisions of this Agreement. Executive agrees to promptly disclose to the Company, in confidence, all inventions or works of authorship made solely by Executive or jointly with others at any time during the term of Executive’s employment with the Company, for a review process under which the Company may determine such issues as may arise, including the Company’s rights and Executive’s rights in such inventions or works of authorship. For the avoidance of any doubt, the Executive’s intellectual property rights pertaining to his Zero Carbon business are not Inventions or Works hereunder.

22. Third-Party Agreements and Rights. The Executive hereby confirms, that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the; Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or third party.

23. Return of Company Property. Upon termination of Executive’s employment with the Company or upon earlier demand by the Company, Executive agrees to immediately return all Company property, including, but not limited to, any computer equipment, mobile phones, smartphones, iPhones, iPads and similar electronic devices, office keys, credit and telephone cards, ID and access cards, and all original and duplicate copies of your work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, external drives, thumb drives, memory cards and sticks, and any other digital, magnetic and other media materials Executive has in his or her possession or control belonging to the Company, or containing Confidential Information.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BIOSTAGE, INC.

By:	s/ Shunfu Hu
	Name:	Shunfu Hu
	Title:	Vice President of Business Development and Operations

EXECUTIVE

/s/ David Green
David Green